Exhibit10.7

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), is made and entered into this 21st day of October, 2020 (the “Effective Date”), by and between Stoke Therapeutics, Inc. (“Stoke”), and Barry Ticho (“Executive”).

WHEREAS, Stoke and Executive entered into that certain Employment Agreement dated September 11, 2017 (the “Original Employment Agreement”);

WHEREAS, Stoke and Executive desire to amend and restate the terms of the Original Employment Agreement, in a manner set forth in this First Amended and Restated Employment Agreement (such agreement as so amended shall be referred to herein as the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, terms, provisions, and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.Title and Duties.  Subject to the terms and conditions of this Agreement, Executive’s position with Stoke shall be Chief Medical Officer (“CMO”) reporting to Stoke’s Chief Executive Officer.  Executive shall provide the services described hereunder in Stoke’s office in Bedford, MA, provided that Executive shall be permitted to provide services in other locations as agreed upon by Executive and Stoke.  Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by Stoke in its sole discretion.  While serving as CMO hereunder, Executive shall devote all of Executive’s business time and energies to the business and affairs of Stoke, provided that nothing contained in this Section 1 shall prevent or limit: (a) Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with Stoke, or (ii) any publicly held entity, so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity; and (b) Executive’s participation in civic and charitable activities, including as a member of a board of a civic or charitable organization, so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder.

2.Term; Termination.

(a)Term.  Subject to the terms hereof, Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”). Executive’s employment with Stoke shall be at-will and may be terminated by Executive or Stoke at any time, subject to the terms and conditions in this Agreement.

(b)Termination by Stoke. Notwithstanding anything else contained in this Agreement, Stoke may terminate Executive’s employment hereunder as follows:

(i)For Cause.  Stoke may terminate Executive’s employment for Cause (as defined below) by written notice by Stoke to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Stoke, provided that if Executive has cured the circumstances giving rise to Cause (as such cure right may be applicable pursuant to the terms and conditions set forth below) then such termination shall not be effective.

(ii)Without Cause.  Stoke may terminate Executive’s employment without Cause, by written notice by Stoke to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Stoke.

For the purposes of this Agreement, “Cause” shall mean: (A) fraud, embezzlement, or illegal misconduct in connection with Executive’s duties under this Agreement; (B) commission of a felony involving fraud, dishonesty or breach of trust; (C) willful misconduct or gross negligence in the performance of the duties delegated to Executive; (D) breach of this Agreement; or (E) material breach of Executive’s Invention Assignment, Confidentiality and Non-Competition Agreement (as described below); provided that “Cause” shall not be deemed to have occurred pursuant to subsection (D) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such ground and that Stoke intends to terminate Executive’s employment hereunder for such ground, and if such ground is curable, Executive has failed to cure such ground within a period of thirty (30) days from the date of her receipt of such notice.

(c)Termination by Executive.  Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment hereunder as follows:

(i)For Good Reason.  Executive may terminate Executive’s employment for Good Reason (as defined below) by written notice by Executive to Stoke that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Stoke has cured the circumstances giving rise to Good Reason then such termination shall not be effective; or

(ii)Without Good Reason.  Executive may terminate Executive’s employment without Good Reason by written notice by Executive to Stoke that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice.

For the purposes of this Agreement, “Good Reason” shall mean: (A) a material  reduction in Executive’s then-current Base Salary, provided that such material reduction is unique to Executive and not to all similarly situated executives of Stoke; (B) Executive does not report to the Chief Executive Officer of the parent company following any Change in Control (as that term is defined in Executive’s Change of Control Severance Agreement)

(C) a material change in the geographic location at which the Executive provides services to Stoke outside of a fifty (50) mile radius from the then-current location; or (D) any action or inaction by Stoke that constitutes a material breach of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Stoke with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth above within thirty (30) days of such ground first occurring, (2) if such ground is capable of being cured, Stoke has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within seventy five (75) days from the date that Good Reason first occurs.  For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(d)Termination Due to Executive’s Death or Disability.  Notwithstanding anything else contained in this Agreement, Stoke may terminate Executive’s employment immediately upon Executive’s death, or due to Executive’s Disability (as defined below) by written notice to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Stoke.  For the purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder.  Determination of Executive’s physical or mental health shall be determined by Stoke after consultation with a medical expert appointed by mutual agreement between Stoke and Executive who has examined Executive.  Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

3.Compensation.

(a)Base Salary.  While Executive is employed hereunder, Executive shall earn a base salary at the annual rate of four hundred twenty eight thousand and eight hundred dollars ($428,800.00) (the “Base Salary”).  The Base Salary shall be payable in substantially equal periodic installments, in accordance with Stoke’s payroll practices as in effect from time to time.  Stoke shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b)Annual Bonus.  Executive shall be eligible to receive an annual cash bonus with a target amount equal to forty percent (40%) of Executive’s Base Salary (the “Annual Bonus”).  The amount of the Annual Bonus shall be based on factors such as Executive’s work performance, Stoke’s financial performance, Stoke’s business forecasts, Stoke’s determination of Executive’s achievement of milestones for the applicable year, and economic conditions generally.  The actual amount of the Annual Bonus shall be determined by the Board of Directors (the “Board”) in its sole discretion.  Executive’s Annual Bonus shall be paid by the fifteenth day of the third month following Executive or Stoke’s taxable year in which it is earned, whichever is later. Executive must be employed by Stoke on the last day of such fiscal year to which such Annual Bonus relates, to be deemed as having earned the Annual Bonus.  Stoke shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c)Equity.  Executive’s outstanding equity awards (the “Awards”), including those granted pursuant to the Stoke 2014 Equity Incentive Plan or the Stoke 2019 Equity Incentive Plan (as applicable, the “Plans”), shall continue to be governed by the terms the Plans and any applicable agreement. The Awards shall also be subject to the terms of Executive’s Change of Control Severance Agreement. Executive acknowledges and agrees that Executive has no right to receive any additional stock options, other awards, or any other securities of Stoke pursuant to this Agreement.

(d)Fringe Benefits.  Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to employees at the same level as Executive.  Executive understands that, except when prohibited by applicable law, Stoke’s benefit plans and fringe benefits may be amended by Stoke from time to time in its sole discretion.

(e)Vacation.  Executive shall be eligible for Stoke’s unlimited vacation time policy, subject to its terms and conditions, as established or modified from time to time by Stoke.

(f)Reimbursement of Expenses.  Stoke shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Stoke’s business in accordance with Stoke’s policies with respect thereto as in effect from time to time.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A and the rules and regulations thereunder, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g)Indemnification. Executive shall be eligible for coverage under Stoke Directors’ and Officers’ (“D&O”) insurance policies to the same extent and in the same manner to which Stoke’s similarly situated executives are entitled to coverage under Stoke D&O insurance policies, subject to the terms and conditions of any such Stoke D&O insurance policies.

4.Termination Payments; Severance Benefit.

(a)Payment of Accrued Obligations.  Regardless of the reason for any employment termination hereunder, Stoke shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) except in event of Executive’s termination for Cause, the amount of any Annual Bonus determined by the Board and payable from a prior year which remains unpaid by Stoke as of the date of the termination of employment; and (iii) the amount of any expenses properly incurred by Executive on behalf of Stoke prior to any such termination and has not yet been reimbursed

(together, the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law.  Executive’s entitlement to other compensation or benefits under any Stoke plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement.  In the event of Stoke’s termination of Executive’s employment for Cause or Executive’s termination of Executive’s employment without Good Reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments, other than as expressly set forth herein.

(b)Severance in the Event of Termination Without Cause or Resignation for Good Reason.  Subject to the terms and conditions of Section 4(c), in the event that Executive’s employment hereunder is terminated by Stoke without Cause or terminated by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i)Stoke shall continue to pay the Executive’s Base Salary for a nine (9) month period following the termination date of Executive’s employment (the “Separation Date”), with such payments to be made in accordance with Stoke’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii)In the event that Executive is eligible for coverage under a Stoke health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Stoke shall pay its normal share of the costs for such coverage for a period of up to nine (9) months from the Separation Date, to the same extent that such insurance is provided to persons then currently employed by Stoke.  Stoke shall deduct from each of the installments due under Section 4(b)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage.  Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Stoke with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Stoke that Executive has no such eligibility.

Subsections (i) and (ii) are referred to as the “Severance Benefit.”  The Severance Benefit is expressly subject to the conditions described above and in Section 4(c) below.  Any payment or benefit made as part of such Severance Benefit shall be paid less all customary and required taxes and employment-related deductions.

(c)Conditions.  Stoke shall not be obligated to provide Executive with the Severance Benefit described in Section 4(b) unless and until Executive has executed, without revocation a separation agreement in a form acceptable to Stoke, which must be signed by Executive, returned to Stoke and be enforceable and irrevocable no later than sixty (60) days following Executive’s Separation Date (the “Review Period”), and which shall include, at a minimum, the provision of the Severance Benefit due from Stoke to Executive, a complete general release of claims against Stoke and its affiliated entities and each of their officers, directors and employees, and terms relating to non-disparagement, confidentiality, cooperation and other customary terms determined by Stoke.  If Executive executes and does not revoke such agreement within the time provided in the separation agreement, then provision of the Severance Benefit shall commence on the first (1st) regularly scheduled payroll date following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and further provided that, as applied to Section 4(b), the first payments/benefits shall include in a lump sum all amounts that were otherwise payable to Executive from the Separation Date through such first payment.

(d)COBRA.  If the payment of any COBRA or health insurance premiums by Stoke on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Stoke shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.  If Stoke determines in its sole discretion that it cannot provide the COBRA benefits described herein under Stoke’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Stoke shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the Separation Date for the remaining portion of the period for which Executive shall receive the payments described in Section 4(b) above.

(e)No Other Payments or Benefits Owing.  The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits.  The payments and benefits set forth in this Section shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Stoke relating to the termination of Executive’s employment under this Agreement.

5.Invention Assignment, Confidentiality and Non-Competition Agreement.  Executive expressly agrees to, and reaffirms the terms of Executive’s Invention Assignment, Confidentiality and Non-Competition Agreement executed on September 11, 2017 (attached hereto as Exhibit A), which shall survive the signing of this Agreement and continue in full force and effect.

6.Code Section 409A.

(a)In the event that the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Stoke at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Stoke (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A.  Neither Stoke nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.  The parties intend this Agreement to be in compliance with Section 409A.  Executive acknowledges and agrees that Stoke does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

7.General.

(a)Notices.  Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by certified or registered mail, return receipt requested, upon verification of receipt; or (iv) by e-mail, upon acknowledgement of receipt from the receiving party.

Notices to Executive shall be sent to the address specified below, or the last known address in Stoke’s records.

Notices to Stoke shall be sent to:

Robin A. Walker, Chief Legal Officer

Stoke Therapeutics, Inc.

45 Wiggins Ave

Bedford, MA 01730

rwalker@stoketherapeutics.com

Wendy Baccari, Director, HR Operations

Stoke Therapeutics, Inc.

45 Wiggins Ave

Bedford, MA 01730

wbaccari@stoketherapeutics.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

701 Pennsylvania Avenue NW #900

Washington, DC 20004

Fax: (202) 434 - 7400

Attn: David Barmak, Esq.

dbarmak@mintz.com

(b)Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)Assignment.  Stoke may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Stoke’s business or that aspect of Stoke’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Stoke.

(e)Governing Law; Jury Waiver.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF STOKE AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f)Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)Entire Agreement.  This Agreement, together with the other agreements expressly referenced herein and Executive’s Indemnity Agreement attached hereto as Exhibit B, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, any applicable stock option award agreement, other award agreement, or equity incentive plan existing between Stoke and Executive, and any existing indemnity agreement, non-competition, non-solicitation, confidentiality or similar agreement between Stoke and Executive, shall remain in full force and effect and shall not be superseded by this Agreement.

(h)Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For all purposes signed counterparts delivered by fax or other digital means (e.g., .pdf) shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Barry Ticho, M.D., Ph.D.	STOKE THERAPEUTICS, INC.
Barry Ticho	/s/ Edward M. Kaye
Printed name	By:	Edward M. Kaye, M.D.
/s/ Barry Ticho	Title:	Chief Executive Officer
Signature

Address:

Date:

EXHIBIT A

Invention Assignment, Confidentiality and Non-Competition Agreement

EXHIBIT B

Indemnity Agreement